Exhibit 99.1


Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
---------------------

                           OHIO CASUALTY CORPORATION
                 FILES UNIVERSAL SHELF REGISTRATION STATEMENT


FAIRFIELD, Ohio, May 8, 2003 --- Ohio Casualty Corporation (NASDAQ:OCAS) announced today that it has filed a universal shelf registration statement on Form S-3 with respect to the issuance of up to $500 million of securities, including debt securities, common and preferred shares, warrants and share purchase contracts and units, as well as trust preferred securities or a combination of the above. This registration statement, when effective, will replace the company's previously filed shelf and provide the company greater flexibility and access to capital markets in the future. Although the company has no intention currently to issue securities from the new filing, after the registration statement becomes effective, the company may issue securities for general corporate purposes.

The registration statement relating to the securities has been filed with the Securities and Exchange Commission but has not yet become effective. Securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Once effective, the securities may be offered in one or more series, in amounts, at prices and on terms to be set forth in the prospectus contained in the registration statement and in one or more supplements to the prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Corporate Profile

Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. The Group's member companies write auto, home and business insurance.